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                                                                   EXHIBIT 99.02


FOR IMMEDIATE RELEASE

         Excite@Home Raises $500 Million in Convertible Debt Offering

REDWOOD CITY, Calif. -- Dec. 14 -- At Home Corporation ("Excite@Home") (Nasdaq:
ATHM) today announced that it has completed the private placement of $500 million of 4 3/4% Convertible Subordinated Notes to qualified institutional investors. Interest on the notes will accrue at an annual rate of 4 3/4%. The notes will mature on December 15, 2006 and are convertible into Excite@Home common stock at $56.52 per share, subject to adjustment.

Excite@Home stated that it intends to use the net proceeds from the offering to finance the $350 million cash component of the purchase price for Bluemountain.com, and that the remaining net proceeds will be used for general corporate purposes.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. The securities were not registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.


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1999 At Home Corporation. Excite@Home, @Home, @Work, Excite, the stylized [at sign] logo and MatchLogic are trademarks of At Home Corporation and may be registered in certain jurisdictions. All other brand names are trademarks of their respective owners.


Copyright (c) 1995-1999 At Home Corporation. All Rights Reserved. @Home, Excite@Home, @Work, Excite, and [at sign] are the trademarks of At Home Corporation, and may be registered in certain jurisdictions. Legal Notices
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